Sage Life Assurance of America, Inc.
       Sage Distributors, Inc.
       300 Atlantic Street, Suite 302
       Stamford, CT  06901

       Tel:   203-602-6500
       Fax:   203-324-6173




                                    NATIONAL
                                SELLING AGREEMENT


                                       FOR

THIS AGREEMENT ("Agreement") is effective as set forth below by and between Sage Life Assurance of America, Inc. and its affiliate, Sage Distributors, Inc. (collectively, "Sage" or "We", "Us" or "Our"), Stamford, Connecticut, both incorporated under the laws of the State of Delaware, and _________________("National Marketing Firm"), incorporated under the laws of the State of _____________________________, and (if applicable)
_______________________ a life insurance agency associated with National Marketing Firm ("Insurance Agency,") and any affiliated broker-dealer listed on the signature pages ("Affiliated Broker-Dealer;" collectively, these entities are referred to as "You" or "Your"). National Marketing Firm [is][is not] a registered broker-dealer with the Securities and Exchange Commission ("SEC") and a member of the National Association of Securities Dealers, Inc. ("NASD"). In consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.   Agreements By Us

A.   We  authorize  You during the term of this  Agreement  to sell Our products
     ("Products" as described in the attached Exhibits) where approved, to suitable customers, provided that the Products are legally qualified for sale where the sales are made. Such sales shall be made by You or through those broker-dealers You have recruited and which have entered into a Selling Agreement with Us ("Selling Firm").

B. During the term of this Agreement, We will notify You if the SEC or any jurisdiction issues any stop order with respect to any Product registration statement or initiates any proceedings that may prevent the sale of any Product in any jurisdiction.

C. During the term of this Agreement, We will advise You of any amendment to any registration statement and/or any amendment, sticker or supplement to any Prospectus.

2.   Agreements By You

A. Representations of Your Broker-Dealer. Broker-dealer(s) identified above (hereinafter referred to in the singular) represents that it (i) is a registered broker-dealer with the SEC, and is a member in good standing of the NASD, and (ii) is in compliance with the rules and regulations of the SEC, the NASD, and the securities laws and regulations of all states in which it is registered or into or from which its registered representatives will make offers or sales of the Products. You have provided Us with Broker-Dealer's current NASD Form BD, and upon our request You will provide Us with Broker-Dealer's then current Form BD. Broker-dealer acknowledges that it is responsible for the supervision of its registered representatives, and for their compliance with all securities laws, rules and regulations, including those involving sales practices. Broker-Dealer represents that it is or will become registered, as required, in those states and jurisdictions where its registered representatives will solicit, offer, and sell the Products. Broker-Dealer represents that each registered representative who solicits, offers, and sells the Products will be a duly registered representative of the Broker-Dealer. Broker-Dealer represents that each registered representative will hold all registrations and licenses required by the NASD and any state or jurisdiction.

B. Representations of Insurance Agency. Your Insurance Agency identified above represents that it is or will become licensed and appointed to sell the Products, wherever Your agents ("Producers") will sell the Products. You represent that each of Your Producers who sell the Products will be licensed agents of the Insurance Agency, and that each Producer will hold all licenses and appointments required by any jurisdiction to sell the Products.

C. Additional Representations. You represent and warrant that You and Your Selling Firms have conducted a civil and criminal background investigation of each of Your Producers and those of Your Selling Firms who sell Our Products, and are satisfied that those Producers are and will continue to be honest, trustworthy, qualified to sell Our Products, and are not in violation of the Violent Crime Control and Law Enforcement Act of 1994 (18U.S.C. 1033 et. seq.) nor require a waiver from state regulatory authorities under such Act to sell our Products. You represent that every Producer will be appointed by Us before he or she offers or sells any of Our Products. You acknowledge that we reserve the right to refuse to appoint any person who has been involved in any disciplinary action required to be reported on Form U-4, or whose background check indicates to Us, in Our sole discretion, that the person is unsuitable for appointment as an agent for Us. You acknowledge that We are not authorized by applicable rules to pay any commission with respect to any sales made by a Producer before that Producer is appropriately registered and licensed, and appointed by Us as an insurance agent.

D. Sales Practices and Supervision. You and Your Selling Firms and the Producers of each (collectively "You" for this subsection) agree to use Your best efforts to lawfully sell and service Our Products and agree to the following:

                  (i) You shall only use advertising material, illustrations and sales literature, including prospectuses, which have been first approved by Us and, if required, filed with the NASD and any jurisdiction. You agree to discard immediately any outdated sales and advertising material, illustrations, and prospectuses or any materials that We notify you to discontinue using.

                  (ii)You, and specifically Your broker-dealer, have established and implemented compliance and supervisory procedures for the supervision of the sales practices and conduct of Your Producers.

                  (iii) You agree that determination of suitability shall be
                     Your sole responsibility.

                  (iv)You agree that neither You nor any of Your affiliates will engage in any program sponsored by someone other than Us or Our affiliates or provide data to any other person which will allow for the replacement of any of Our Products.

                  (v) You and Your Producers are responsible for all costs and expenses incurred in performing Your obligations under this Agreement.

E. Handling of Customer Payments. All payments for Products collected by You or Your Selling Firms shall be immediately remitted together with such applications, forms and other required documentation to Us. Payments from customers shall be in accordance with the procedures established by Us from time to time. No payment is deemed received by Us until actually received by Us. You acknowledge that We retain the unconditional right to reject, in whole or part, any application for a Product. Upon Our acceptance of an application for a Product submitted by You, We shall send the appropriate documentation representing the Product to You and You shall make prompt delivery to the customer. We reserve the right to transmit such documentation directly to the customer.

F. Independent Contractor. You agree that You and Your Selling Firms are and shall act as independent contractors. Nothing in this Agreement makes You, or Your employees, agents or Producers or those of Your Selling Firms, employees of Ours. Neither You, Your Selling Firms nor Your employees, agents, or Producers or those of Your Selling Firms, shall hold themselves out to be Our employees, agents or registered representatives in any dealings with the public.

G. Authority. You represent that You have the authority to act on behalf of any and all subsidiaries and affiliates and Your Selling Firms, and are exercising such authority on behalf of such subsidiaries and affiliates and Selling Firms with respect to the obligations set forth in this Agreement as well as the transfer of customer payments and forms, and the acceptance of any compensation paid under this Agreement.

H. Training. You are responsible for training Your Producers and those of Your Selling Firms with regard to Our Products and Our procedures before they are permitted to sell any Product. We will, at Your request, provide training to You, Your Producers and Your Selling Firms.

I. Use of Sales and Training Materials. You agree that any material that You develop, approve or use for sales, advertising, training, explanatory or other purposes in connection with the Products, and that references "Sage," or Our name or Our Products, will not be used without Our prior written consent.

J. Compliance with Laws and Regulations. The sale of Our Products by You and Your Producers and those of Your Selling Firms shall be undertaken only in accordance with applicable laws and regulations, Our Code of Ethical Principles and Market Conduct set forth in the attached Exhibits, and, if applicable, in compliance with the Interagency Statement on Retail Sales of Non-Deposit Investment Products, and any modification or amplification thereof, issued by federal banking regulators. You understand and acknowledge that neither You nor Your Producers, agents or employees, are authorized by Us to give any information or make any representation in connection with the sale of Our Products other than as contained in the prospectus or sales or advertising material authorized in writing by Us.

K. Maintaining Records. You shall be responsible for maintaining the records of Your Producers to demonstrate they are registered, licensed and appointed and otherwise qualified to sell Our Products. You shall maintain such records as required by applicable laws and regulations. The books, accounts and records You maintain under the terms of this Agreement that relate to the sale of Our Products, Us, and/or You shall be maintained so as to clearly and accurately disclose the nature and details of the transactions covered by the Agreement.

L. Proprietary Information. Any and all Product records developed by Us or provided to Us by You, including customers files, sales aides, computer software, customer names, addresses, telephone numbers and related paperwork, literature, authorizations, manuals and supplies of every kind and nature relating to Our Products and the servicing of Our Products are and shall remain Our property. Any and all materials developed and provided by Us shall be returned to Us (including all copies You make, except any materials that regulatory authorities require that You retain or that are necessary for the conduct of a financial examination by independent auditors) upon termination of this Agreement. Any materials You develop in support of the marketing, sales, advertising or training related to Us or Our Products shall be destroyed upon the termination of the Agreement. You shall keep confidential any information that is covered by this Agreement, and shall only disclose such information if authorized in writing by Us or expressly required by the laws or regulations of any jurisdiction or the NASD or court rule or order. You will give us immediate telephonic notice of any intended disclosure.

M. Non-Exclusivity. You acknowledge that the Products are made available by Us and are distributed by You on a mutually non-exclusive basis.

N. Limitations. Unless one of Our authorized officers has provided prior written authorization, neither You nor any of Your Producer shall have the authority on Our behalf, directly or indirectly, (i) to alter in any manner any Product or related form, (ii) alter in any manner any advertising material or other written communications concerning the Product after they have been approved by Us, (iii) waive or modify any terms, conditions or limitations of the Product, forms, rates, illustrations, underwriting rules, grant permits, special rates or interest rates or make endorsements,
     (iv) incur any indebtedness on Our behalf, or expend or contract for the expenditure of Our funds, and (v) adjust or settle any claim against Us, or bind Us in any way.

O. Selling Firms. Any Selling Firms You recommend for appointment by Us must be qualified to sell our Products, subject to the standards and conditions set forth in the Procedures Supplement to this Agreement.

3.   Compensation

A. Payment Schedule. We agree to pay compensation to [National Marketing Firm (if a broker-dealer) or Affiliated Broker-Dealer] for the sale of each Product lawfully sold by Your Producers, and if so directed by You, by the Producers of Your Selling Firms. If requested by you, and required by the law of any jurisdiction, we will pay such compensation to the Insurance Agency in accordance with the First of America Brokerage Services, Inc. no action letter dated September 28, 1995, and the Generic Comment Letter issued by the SEC on November 3, 1995, PROVIDED that the requirements of those letters are met. (See Exhibit X) The amount of compensation shall be in accordance with the Compensation Schedules in the attached Exhibits. Notwithstanding the foregoing, no compensation shall be payable for any transaction not in compliance with all applicable insurance and securities laws, rules and regulations at the time of sale of a Product and thereafter. Notwithstanding any provision in the attached Compensation Schedules concerning charge backs, if any Product is tendered for redemption or not taken in accordance with applicable regulatory requirements, no compensation shall be paid.

     Payment of compensation as described in the attached Compensation Schedules and Article 5 of the attached Procedures Supplement is due when an application for a Product and premium payment is accepted by Us. Compensation Schedules may be changed upon thirty (30) days written notice to You, which shall be effective only for new applications received by Us after the effective date of the change. You shall be solely responsible for the payment of any compensation of any kind to Your Producers and, if applicable, the Producers of Your Selling Firms.

B. Deductions by Us. We reserve the right to deduct any amount You or Your Selling Firms owe Us from any compensation due to You from Us. This right shall apply, but is not limited to the following: (i) compensation paid to You for payments by a customer received by Us and later returned or credited to such customer pursuant to such customer's exercise of "free-look" rights; (ii) compensation paid to You for payments by a customer received by Us and subsequently surrendered during the course of any "charge-back" period as stated in the Compensation Schedules; and (iii) any overpayment of compensation to You. Notwithstanding any provision of this Section 3.B. to the contrary, We will not exercise Our right to deduct amounts owed Us and not described in the preceding sentence unless You and We have agreed to the amount. Any balance due Us after such deduction shall be a debt of Yours and will accrue interest at eight percent (8%) per annum. We shall have all rights of a creditor to collect amounts owed Us by You.

C. Payment Upon Termination. Upon the termination of this Agreement, We will pay commissions to You in accordance with Article 5 of the attached Procedures Supplement on business placed with Us prior to the termination date of this Agreement unless payment or receipt would violate any laws, rules or regulations of any jurisdiction or the NASD.

4.   Complaints and Investigations

A. Cooporation. The Parties agree to cooperate fully in any investigation or proceeding, to the extent that such investigation or proceeding concerns any matters related to this Agreement. Without limiting the foregoing:

(i) We shall promptly notify You of receipt of any customer complaint or notice of any inquiry, investigation or proceeding concerning any matter related to this Agreement, including those regarding Your Selling Firms and their Producers.

(ii) You shall promptly notify Us of receipt of any customer complaint or notice of any inquiry, investigation or proceeding concerning any matter relating to this Agreement, including those regarding Your Selling Firms or their Producers. You shall promptly notify Us of any NASD, federal or state inquiry, investigation or proceeding, or litigation that has been initiated against You or Your Producers, without regard as to whether it pertains to this Agreement, however, this requirement does not extend to matters involving an individual retail client as a complainant or litigant. You shall promptly notify Us of any NASD, federal or state inquiry, investigation or proceeding, or litigation that has been initiated against any of Your Selling Firms or their Producers concerning any matter related to this Agreement, however, this requirement does not extend to matters involving an individual retail client as a complainant or litigant.

B. Settlement by Us. Provided that We have given you notice and an opportunity to participate according to Section 5.C. hereof, and you have declined to participate, we reserve the right to settle any claim or complaint made by a customer against Us concerning any conduct, act or omission by You or Your Producers, or Your Selling Firms or their Producers. You shall, upon our request, reimburse Us for the amount of any such settlement. Any settlement payments You owe Us shall be reimbursed by You and will be Your debt as described in Section 3.B.

5.   Indemnification

A. By Us. We agree to hold You harmless and indemnify You against any and all claims, liabilities and expenses which You may incur from liabilities (including reasonable attorney fees and related expenses) arising from (i) any acts or omissions of Us and Our employees and other associated persons, including, but not limited to, claims by others that We have failed to perform under any Product, or (ii) the failure or alleged failure of any Product to comply with any applicable law or regulation.

B. By You. You agree to hold Us harmless and indemnify Us against any and all claims, liabilities and expenses which We incur from liabilities (including reasonable attorney fees and related expense) arising from any of Your acts or omissions, and those of Your employees, Producers and other associated persons including those of Your Selling Firms or their Producers.

C. Notice of Action. After receipt by an indemnified party of notice of the commencement of any action with respect to which a claim will be made against an indemnified party, such indemnified party shall notify the indemnifying party promptly in writing of the commencement of the action. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may otherwise have to any indemnified party, except and to the extent the indemnifying party is prejudiced thereby. In any such action where the indemnified party has given the notice described in this Section 5, the indemnifying party shall be entitled to participate in and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume defense of the action. After notice to such indemnified party that the indemnifying party has elected to assume defense of the action, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense other than reasonable costs of investigation.

6.   Assignment

     This Agreement shall not be assigned by any party without the written consent of the other parties.

7.   Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to its conflict of laws principles.

8.   Revocation of Prior Agreements

     This Agreement, and any subsequent written Amendments, Exhibits and Schedules referring to Policies and Procedures, Compensation, and Codes of Conduct now or subsequently attached to this Agreement, constitute the entire agreement between the parties. This Agreement terminates and supersedes all previous contracts, agreements or arrangements made between the parties in connection with the Products described in this Agreement.

9.   Severability

     The provisions of this Agreement are severable. If any provision of this Agreement or any amendment to it is found to be invalid, such provision shall not affect any other provision of the Agreement that can be given effect without the invalid provision.

10.  Amendments

A. We reserve the right to amend this Agreement or any Schedule or Exhibit attached hereto (except those specifically requiring mutual consent) at any time. An amendment to the Agreement shall be effective thirty (30) days from the date notice is given to You, unless You and We agree to an earlier effective date. Amendments to Schedules and Exhibits shall be effective without Your approval.

B. No amendment made by You shall be effective unless it is agreed to in writing by Us.

11.  Waiver

     Failure of any party to require performance of any provision of this Agreement shall not constitute a waiver of that party's right to enforce such provision at a later time. Waiver of any breach of any provision shall not constitute a waiver of any succeeding breach.

12.  Termination

A.   This Agreement shall immediately terminate:

(i)  If You are dissolved, liquidated, or otherwise cease business operations;

(ii)If You fail, in Our judgment, to comply with any of Your obligations under this Agreement in material respect;

(iii)If Insurance Agency's state insurance license or appointment required under state insurance laws to offer the Product is revoked, suspended or otherwise terminated by any state or other jurisdiction so as to render You, in Our opinion, unable to perform Your obligations pursuant to this Agreement;

(iv)If Broker-Dealer's SEC, state or NASD registration or membership is suspended, terminated or otherwise restricted so as to render You, in Our opinion, unable to perform Your obligations pursuant to this Agreement; or

(v)  If You refuse to accept an amendment made in accordance with Section 10.

B. The termination date of this Agreement for any of the circumstances set forth in section l2.A shall be the date of occurrence.

C. Notwithstanding the provisions of Section 12.A., any party shall have the right to terminate this Agreement, with or without cause, for any reason. Termination in accordance with this Section 12.C. shall be effective thirty
     (30) days from the date notice is given by the terminating party. However, You may terminate this Agreement immediately upon notice to Us if Your reason for termination is Your unwillingness to accept any amendment to this Agreement made by Us pursuant to Section 10.A.

D.   Upon  termination  of  this  Agreement,  all  authorizations,   rights  and
     obligations shall cease except the provisions set forth in Sections 2.J, 2.K, 3.B, 3.C, 4, and 5 and 12E.

E. You shall not, for a period of twelve (12) months from the date of termination of this Agreement, directly or indirectly, attempt to replace or otherwise cause the termination, surrender, partial surrender or loan from any of the Products sold by You or your Producers. During the term of this Agreement and for twenty-four (24) months thereafter, You agree not to induce or attempt to induce, directly or indirectly, any National Marketing Firm, Selling Firm, Producer, employee or agent to terminate their employment or business relationship with Us or otherwise interfere with such employment or business relationship. In the event of breach or threatened breach of this Section, We shall, in addition to any other available remedies, be entitled (without bond) to injunctive relief, as well as costs and reasonable attorneys fees.

F. This Agreement shall terminate if at the end of any two consecutive calendar years, for any reason, You are not credited with the level of commissions necessary to meet Our minimum production requirement for each such year as announced by Us during the prior calendar year.

G. Unless otherwise agreed in writing, termination of this Agreement shall not terminate the Selling Agreements between Us and Your Selling Firms.

13.  Notice

Unless otherwise specifically noted herein, notice required by the terms of this Agreement or any attachment hereto, shall be valid if in writing and hand delivered, or sent by United States mail postage prepaid, overnight delivery service or facsimile transmission to the other parties at the address provided below such parties' signatures to this Agreement.

14.  Force Majeure

No party to this Agreement shall be responsible to the other for delays or errors in their performance or other breach under this Agreement occurring solely by reason of circumstances beyond their control, including acts of civil or military authority, national emergencies,
fire,   major   mechanical   breakdown,   labor  disputes,   flood  or
catastrophe,  acts  of  God,  insurrection,   war,  riots,  delays  of
supplier, or failure of transportation, communication or power supply.

15.  Headings

The headings in this Agreement are for reference purposes only and shall not be deemed part of this Agreement or affect its meaning or interpretation.

16. Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

17.  Arbitration

Any claim or controversy arising out of or relating to this Agreement shall be subject to arbitration according to the Code of Arbitration Procedures of the National Association of Securities Dealers then in effect. There shall be three arbitrators. Each party shall select one arbitrator and the two arbitrators selected shall mutually agree upon a third arbitrator. Cost of the arbitration may be awarded in the discretion of the arbitrators. The award of the arbitrator or arbitrators shall be final and binding, and judgment on the award may be entered by any court having jurisdiction.

18.   Insurance Coverage

Upon our request, You and Your Producers and agents shall provide us with evidence of errors and omissions coverage and a fidelity bond.

19.   Compliance with Gramm-Leach-Bliley Act Title V Privacy

A. In entering into and performing under this Agreement, each party may acquire or may be provided certain consumer nonpublic personal information protected by Gramm-Leach-Bliley Act Title V Section 502(b)(2) and its implementation regulations.

B. Each party warrants to the other party that it will not disclose or use such consumer nonpublic personal information for any purposes other than:
      (i) to fulfill the contractual purposes for which it was provided the information; and (ii) as may be permitted pursuant to Sec. 502(e) of the G-L-B Act and applicable federal implementation regulations (e.g., SEC Reg. S-P, Sections 248.14-15), such as to process the transaction customers have requested, or as may be required by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, it being effective on the date executed by Sage.


SAGE LIFE ASSURANCE OF AMERICA, INC.

By:  _______________________                       Date:  ______________________
Name:    Lincoln B. Yersin
       --------------------
Title:    Executive Vice President
        ----------------------------
Address:   300 Atlantic Street, Suite 302
           Stamford, CT 06901

SAGE DISTRIBUTORS, INC.

By:  ______________________                        Date:  ______________________
Name:    Lincoln B. Yersin
       --------------------
Title:    President
        -------------------
Address:  300 Atlantic Street, Suite 302
           Stamford, CT 06901

_____________________________ [National Marketing Firm]

By:  _________________________                     Date:  ______________________
Name:    ______________________
Title:   ______________________
Address: _____________________


_____________________________ [Insurance Agency]

By:  _________________________                     Date:  ______________________
Name:    ______________________
Title:   ______________________
Address: _____________________

____________________________ [Affiliated Broker-Dealer]

By:  _________________________                     Date:  ______________________
Name:    ______________________
Title:   ______________________
Address: _____________________